Exhibit 99.1

Medical Staffing Network Holdings Announces

Fourth Quarter and Fiscal Year 2007 Operating Results

Record Revenue for a Fiscal Fourth Quarter

BOCA RATON, Fla.--(BUSINESS WIRE)--Medical Staffing Network Holdings, Inc. (NYSE: MRN), today reported revenue of $143.2 million for the fourth quarter of 2007, an increase of 43.9% from fourth quarter 2006 revenue of $99.5 million. Net loss for the fourth quarter of 2007 was $1.0 million, or $0.03 per diluted share, as compared with a net loss for the fourth quarter of 2006 of $24.8 million, or $0.82 per diluted share.

Revenue was $482.3 million for the year ended December 30, 2007, an increase of 25.1% from revenue of $385.5 million for the prior year. Net loss for the year ended December 30, 2007, was $1.1 million, or $0.03 per diluted share, compared with net loss of $27.0 million, or $0.89 per diluted share, for the prior year.

Commenting on the fourth quarter’s results, Robert J. Adamson, chairman and chief executive officer, stated, “I am pleased with our continued improvement of profitability, including the 180 basis point increase in gross margin for fiscal 2007 over the prior year. In addition, our adjusted EBITDA for fiscal year 2007, of more than $20 million, was nearly double that of the prior year despite having the benefit of the additional volume from the InteliStaf acquisition for only half the year.”

Mr. Adamson concluded, “Despite the headwinds of a challenging economic environment, we are optimistic that we will be able to continue to increase earnings in 2008. The weaker demand experienced in a few key markets in the fourth quarter reversed as the first quarter progressed, and we anticipate exiting the quarter at a revenue run rate approaching that of the third quarter. Our bill-to-pay spread has also continued to improve throughout the first quarter. Going into the second quarter with positive momentum in both volume and continued gross margin improvement is clearly something that we are excited about.”

The Company has a 52 or 53 week fiscal year. The year ended December 30, 2007, contained 52 weeks while the year ended December 30, 2006, contained 53 weeks with its fourth quarter containing 14 weeks. Excluding the 14th week, revenue for the fourth quarter of 2007 of $143.2 million would have been an increase of 54.6% over adjusted fourth quarter of 2006 revenue of approximately $92.6 million.

Gross profit was $35.2 million for the fourth quarter of 2007, an increase of 50.1% from the fourth quarter of 2006 gross profit of $23.5 million. Gross margin for the fourth quarter of 2007 was 24.6%, an increase from 23.6% for the fourth quarter of 2006. The 100 basis point year-over-year improvement was due primarily to the increase in our bill-to-pay spread.

Selling, general and administrative expenses were $28.0 million, or 19.6% of revenues, in the fourth quarter of 2007 as compared with $20.6 million, or 20.7% of revenues, for the comparable prior year quarter. The increase over the prior year quarter was primarily due to increased overhead costs associated with the acquisitions of InteliStaf and AMR.

The net loss for the fourth quarter of 2007 included a pretax non-cash goodwill impairment charge of $0.7 million, a pretax restructuring charge of $0.2 million attributable to the third quarter 2007 integration plan implemented upon the acquisition of InteliStaf and a non-cash income tax provision of $2.7 million. The net loss for the fourth quarter of 2006 is inclusive of a pretax non-cash goodwill impairment charge of $28.6 million as well as an after tax non-cash charge of $7.4 million to increase the valuation allowance related to the Company’s net deferred income tax assets. Excluding the aforementioned charges, as well as the effects of the additional week in the fourth quarter of 2006, the Company’s adjusted earnings before interest, taxes, depreciation and amortization (AEBITDA) for the fourth quarter of 2007 increased 161.8% to $7.1 million as compared with $2.7 million for the fourth quarter of 2006. Excluding the aforementioned charges and assuming a 40% effective income tax rate, adjusted net income for the fourth quarter of 2007 would have been $1.6 million, or $0.05 per diluted share, as compared with $0.8 million, or $0.03 per diluted share, for the fourth quarter of 2006.

Excluding the 53rd week in the year ended December 31, 2006, revenue for the year ended December 30, 2007, of $482.3 million would have been an increase of 27.4% over adjusted fiscal year 2006 revenue of approximately $378.6 million.

Gross profit was $116.3 million for the year ended December 30, 2007, an increase of 35.1% from the gross profit of $86.1 million for the comparable prior year period. Gross margin for the year ended December 30, 2007, was 24.1%, an increase from the gross margin of 22.3% for the prior year. The 180 basis point improvement over the prior year was primarily due to an increase in the bill-to-pay spread.

Selling, general and administrative expenses were $95.8 million, or 19.9% of revenues, for the year ended December 30, 2007, as compared with $75.6 million, or 19.6% of revenues, for the prior year. Selling, general and administrative expenses would have been approximately $74.1 million excluding the 14th week in the fourth quarter of 2006 and the outsourcing implementation costs. The increase over the prior year period was primarily due to increased overhead costs associated with the acquisitions of InteliStaf and AMR.

Net loss for the year ended December 30, 2007, included pretax charges of $3.2 million related to the third quarter 2007 integration plan, pretax non-cash goodwill impairment charges of $2.6 million, a pretax loss on early extinguishment of debt of $0.3 million and a non-cash income tax provision of $3.3 million. The net loss for the year ended December 31, 2006, is inclusive of a pretax charge of $3.1 million associated with the first quarter 2006 restructuring initiative, pretax non-cash goodwill impairment charges of $31.8 million, as well as an after tax non-cash charge of $7.4 million to increase the valuation allowance related to the Company’s net deferred income tax assets. Excluding all charges as well as the effects of the additional week in 2006, the Company’s AEBITDA for the year ended December 30, 2007, increased 97.0% to $20.3 million as compared with $10.3 million for the prior year. Excluding the aforementioned charges and assuming a 40% effective tax rate, adjusted net income for the year ended December 30, 2007, would have been $5.0 million, or $0.16 per diluted share, as compared with $2.4 million, or $0.08 per diluted share, for the prior year.

Conference Call

The Company’s management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Thursday, March 6, 2008. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company’s website at www.msnhealth.com or at www.earnings.com.

Company Summary

Medical Staffing Network Holdings, Inc. is the third largest diversified healthcare staffing company in the United States as measured by revenues. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this release include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), and is intended to enhance an overall understanding of our current financial performance. We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is AEBITDA which consists of net income (loss) before income taxes, interest, loss on early extinguishment of debt, depreciation and amortization, restructuring and other charges, outsourcing implementation costs and non-cash impairment of goodwill, which might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement table included within the condensed consolidated statements of operations includes a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the registrant’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to maintain the revenue run-rate experienced in the first few months following the InteliStaf merger; our ability to maintain the level of success achieved to date with regards to the InteliStaf integration plan; our ability to attract and retain qualified nurses and other healthcare personnel; our ability to maintain demand for services provided by temporary healthcare professionals if lower than expected levels of patient occupancy at our hospital and healthcare facility clients continue; the effect of higher unemployment rates on our ability to successfully recruit additional healthcare professionals; the effect of the general level of economic activity on our business as such activity is impacted by factors beyond our control; our ability to remain competitive in obtaining and retaining hospital and healthcare facility clients and temporary healthcare professionals; our continued ability to secure and fill new orders from our hospital and healthcare facility clients; the effect of fluctuations in hospital and healthcare facility patient occupancy on our business; our clients’ inability to pay us for our services; the effects of healthcare reform on our business; our exposure to increased costs and risks associated with increasing and new corporate governance regulation compliance; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including Joint Commission certification; the proper functioning of our information systems; our ability to successfully implement our acquisition strategies; our ability to successfully integrate completed acquisitions into our current operations; our ability to obtain additional financing, if required, in future periods; our ability to leverage our cost structure; the effect of significant legal actions and other claims asserted against us on our business; our ability to sustain the improved self-insurance claims experience; our continued ability to attract, develop and retain sales and recruitment personnel; the departure of key officers and senior management personnel; the effect of our recognition of any impairment to goodwill on our earnings; the effect of higher than anticipated travel business housing costs on our margins; the ability of our executive officers, directors and significant stockholders to influence matters requiring stockholder approval; the provisions in our corporate documents and Delaware law that could delay or prevent a transaction considered favorable by our stockholders; and the possible decline in value of our stock price. Additional information concerning these and other important factors can be found within the registrant’s filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the registrant believes that these statements are based upon reasonable assumptions, the registrant cannot provide any assurances regarding future results. The registrant undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

MEDICAL STAFFING NETWORK HOLDINGS, INC. Condensed Consolidated Statements of Operations (unaudited; in thousands, except per share data)

	Three Months Ended		Years Ended
	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2007	2006	2007	2006

Service revenues	$143,178	$99,527	$482,339	$385,450
Cost of services rendered	107,963	76,065	366,040	299,374
Gross profit	35,215	23,462	116,299	86,076
Operating expenses:
Selling, general and administrative	28,029	20,595	95,839	75,619
Depreciation and amortization	1,212	931	4,665	3,913
Restructuring and other charges	189	–	3,167	3,089
Impairment of goodwill	696	28,570	2,621	31,753
Total operating expenses	30,126	50,096	106,292	114,374
Income (loss) from operations	5,089	(26,634)	10,007	(28,298)
Loss on early extinguishment of debt	–	79	278	79
Minority interest	81	–	164	–
Interest expense, net	3,237	460	7,302	2,446
Income (loss) before provision for (benefit from) income taxes	1,771	(27,173)	2,263	(30,823)
Provision for (benefit from) income taxes	2,734	(2,366)	3,320	(3,826)
Net loss	$(963)	$(24,807)	$(1,057)	(26,997)

Basic and diluted net loss per share	$(0.03)	$(0.82)	$(0.03)	$(0.89)

Weighted average shares outstanding:
Basic and diluted	30,269	30,257	30,263	30,249

Reconciliation to AEBITDA:
Net loss	$(963)	$(24,807)	$(1,057)	$(26,997)
Provision for (benefit from) income taxes	2,734	(2,366)	3,320	(3,826)
Interest expense, net	3,237	460	7,302	2,446
Loss on early extinguishment of debt	–	79	278	79
Depreciation and amortization	1,212	931	4,665	3,913
Excluding effects of additional week in 2006	–	(598)	–	(598)
Impairment of goodwill	696	28,570	2,621	31,753
Restructuring and other charges	189	–	3,167	3,089
Outsourcing implementation costs	–	445	–	445
AEBITDA	$7,105	$2,714	$20,296	$10,304

Summary cash flow information:
Cash flow provided by operating activities	$2,694	$1,385	$128	$10,322

Operating Statistics:
Hours worked	3,478	2,434	11,636	9,450

MEDICAL STAFFING NETWORK HOLDINGS, INC. Reconciliation to Adjusted Net Income (1) (unaudited; in thousands, except per share data)

	Three Months Ended		Years Ended
	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2007	2006	2007	2006
Income (loss) from operations, as reported	$5,089	$(26,634)	$10,007	$(28,298)
Excluding effects of additional week in 2006:
Revenue (2)	–	(6,899)	–	(6,899)
Cost of services rendered (3)	–	5,236	–	5,236
Selling, general and administrative (4)	–	1,066	–	1,066
Goodwill impairment charge	696	28,570	2,621	31,753
Restructuring and other charges	189	–	3,167	3,089
Outsourcing implementation costs (5)	–	445	–	445
Adjusted income from operations (1)	5,974	1,784	15,795	6,392
Minority interest in income of subsidiary	(81)	–	(164)	–
Interest expense, net	(3,237)	(460)	(7,302)	(2,446)
Excluding effect of additional week – interest (6)	–	26	–	26
Adjusted income before income taxes (1)	2,656	1,350	8,329	3,972
Adjusted provision for income taxes (7)	1,062	540	3,332	1,589
Adjusted net income (1)	$1,594	$810	$4,997	$2,383
Basic adjusted net income per share (1)	$0.05	$0.03	$0.17	$0.08
Diluted adjusted net income per share (1)	$0.05	$0.03	$0.16	$0.08

Weighted average common shares outstanding:
Basic	30,269	30,257	30,263	30,249
Diluted	30,306	30,323	30,322	30,300

Operating Statistics:
Hours worked (8)	3,478	2,264	11,636	9,280

(1)

Certain measurements are being provided as management believes they are a useful supplement to actual operating performance and for comparison to prior year periods. These measurements are not intended to represent actual operating results and they should not be considered in isolation or as a substitute for measures of performance in accordance with United States generally accepted accounting principles (GAAP). These measurements have certain material limitations as compared to the use of the most directly comparable GAAP financial measures. We compensate for these limitations by using these measurements as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating performance and comparisons to prior year periods.

(2)

This amount excludes the impact of the additional week in the three months and year ended December 31, 2006. Revenues of $99.5 million and $385.5 million for the three months and year ended December 31, 2006 would have decreased by approximately $6.9 million to approximately $92.6 million and approximately $378.6 million, respectively.

(3)

This amount excludes the impact of the additional week in the three months and year ended December 31, 2006. Cost of services rendered of $76.1 million and $299.4 million for the three months and year ended December 31, 2006 would have decreased by approximately $5.2 million to approximately $70.8 million and approximately $294.1 million, respectively.

(4)

This amount excludes the impact of the additional week on variable incremental expenses in the three months and year ended December 31, 2006. Selling, general and administrative expenses of $20.6 million and $75.6 million for the three months and year ended December 31, 2006, respectively, would have decreased by approximately $1.1 million. Combined with the add back of outsourcing implementation costs of approximately $0.4 million (see note 5 below), selling, general and administrative expenses for the three months and year ended December 31, 2006 would have been approximately $19.1 million and approximately $74.1 million, respectively.

(5)	This amount relates to implementation costs pursuant to outsourcing of various corporate administrative processes.
(6)

This amount excludes the impact of the additional week in the three months and year ended December 31, 2006. Interest expense, net of $0.5 million and $2.4 million for the three months and year ended December 31, 2006, respectively, would have decreased by approximately $26,000 to approximately $0.4 million and approximately $2.4 million, respectively.

(7)

The provision for income taxes for the three months and years ended December 30, 2007 and December 31, 2006, is being calculated assuming there was no need to record a valuation allowance against the Company’s net deferred income tax assets. As such, an effective income tax rate of 40% was used in calculating the adjusted net income for both the three months and years ended December 30, 2007 and December 31, 2006.

(8)	The amounts for three months and year ended December 31, 2006, were reduced by approximately 0.2 million hours to exclude the additional week during both periods.

MEDICAL STAFFING NETWORK HOLDINGS, INC. Condensed Consolidated Balance Sheets (unaudited; in thousands)

	Dec. 30, 2007	Dec. 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$1,898	$527
Accounts receivable, net	98,376	56,717
Other current assets	5,529	4,082
Total current assets	105,803	61,326

Furniture and equipment, net	9,944	7,691
Goodwill	184,257	99,097
Intangible assets, net	14,637	1,453
Other assets, net	5,215	1,584

Total assets	$319,856	$171,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$45,702	$17,244
Accrued payroll and other current liabilities	12,245	7,863
Current portion of long-term debt	1,000	–
Total current liabilities	58,947	25,107

Long-term debt	128,185	17,036
Deferred income taxes	8,334	4,745
Other long-term obligations	4,219	1,936
Total liabilities	199,685	48,824

Minority interest	402	–

Commitments and contingencies

Total stockholders’ equity	119,769	122,327

Total liabilities and stockholders’ equity	$319,856	$171,151

CONTACT:
Medical Staffing Network Holdings, Inc.
Jeff Yesner, 561-322-1303
Chief Accounting Officer